UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 7, 2012 (December 6, 2012)

INTERNAL FIXATION SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-54363	20-4580923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5901 SW 74th Street, Suite 408
South Miami, Florida 33143
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (786) 268-0995

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry Into A Material Definitive Agreement

Item 2.03       Creation of a Direct Financial Obligation

Item 3.02       Unregistered Sales of Equity Securities

On December 6, 2011, Internal Fixation Systems, Inc. (the “Company”, “we”, or “us” as the context requires ) entered into a Securities Purchase Agreement with Asher Enterprises, Inc. ("Asher") dated as of December 6, 2011 for the sale to Asher of an 8% convertible note in the principal amount of $42,500 (the " December Note").  The financing closed and the December Note was issued on December 14, 2011.

On February 6, 2012 we entered into an additional  Securities Purchase Agreement with Asher dated as of February 6, 2012 for the sale to Asher of an 8% convertible note in the principal amount of $27,500 (the "February Note").  The financing closed and the February Note was issued on February 15, 2012.

Both the December Note and the February Note bear interest at the rate of 8% per annum.  All interest and principal under the December Note must be repaid on September 8, 2012 and all interest and principal under the February Note must be repaid on November 8, 2012.  The December Note and the February Note are convertible into shares of the Company’s common stock, at Asher’s option, at any time on the date which is 180 days after the issuance date of the respective note, at a 49% discount and a 41% discount, respectively, to the average of the five lowest closing bid prices of the common stock during the 10 trading day period prior to conversion.  In the event the Company prepays either of the notes in full, the Company is required to pay off all principal, interest and any other amounts owing under such prepaid note multiplied by (i) 135% if prepaid during the period commencing on the closing date through 90 days thereafter, (ii) 140% if prepaid 91 days following the closing through 150 days following the closing, and (iii) 150% if prepaid 151 days following the closing through 180 days following the closing.  After the expiration of 180 days following the date of the December Note, the Company has no right to prepay the December Note and after the expiration of 180 days following the date of the February Note, the Company has no right to prepay the February Note.

Asher has agreed to restrict its ability to convert both the December Note and the February Note and receive shares of common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of the Company’s common stock.  The total net proceeds the Company received from the sale of the December Note was $40,000 and the total net proceeds the Company received from sale of the February Note was $25,000.

The Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, Asher is an accredited investor, Asher had access to information about the Company and their investment, Asher took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 of this Current Report.

Item 1.02       Termination of a Material Definitive Agreement.

On December 30, 2011, we provided written notice to Christopher Endara, our Vice President - Engineering, Quality and Regulatory Affairs that his employment with us was terminated.  We believe our obligations to Mr. Endara under his Employment Agreement are limited to the payment of accrued and unpaid salary through the date of his termination.

A copy of the Employment Agreement is attached as Exhibit 10.4 to the Current Report on Form 8-K we filed with the Securities and Exchange Commission on October 20, 2011, and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.02 above is herein incorporated by reference.

Item 8.01       Other Events

On January 23, 2012, Christopher Endara initiated a lawsuit against us, Stephen J. Dresnick, MD, our President and Chief Executive Officer and Laura Cattabriga, our Chief Financial Officer, in the Circuit Court For the Eleventh Judicial Circuit In and For Miami-Dade County, Florida (Case No. 12-02099 CA 25).  His complaint makes claims against us for breach of his Employment Agreement, unpaid wages and for inspection of corporate records; and makes claims against Dr. Dresnick and Ms. Cattabriga for unpaid wages, tortious interference with an advantageous business relationship and negligent per se violation of Florida Statutes, Section 448.045.  He seeks, among other compensatory damages, all monies due to him under his Employment Agreement and his legal fees from us.  We intend to vigorously defend the lawsuit.

Item 9.01       Financial Statements and Exhibits

(c)  Exhibits.

Exhibit Number	Description

4.1	Securities Purchase Agreement dated as of December 6, 2011, by and among the Company and the Asher Enterprises, Inc.

4.2	Convertible Promissory Note issued by the Company on December 6, 2011 in favor of Asher Enterprises, Inc.

4.3	Securities Purchase Agreement dated as of February 6, 2011, by and among the Company and the Asher Enterprises, Inc

4.4	Convertible Promissory Note issued by the Company on February 6, 2011 in favor of Asher Enterprises, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNAL FIXATION SYSTEMS, INC.

Date: March 7, 2012	By:	/s/ Laura Cattabriga
	Name:	Laura Cattabriga
	Title:	Chief Financial Officer